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                                                                  EXHIBIT (a)(4)


                      FORM OF MAINSTAY VP SERIES FUND, INC.

                             ARTICLES SUPPLEMENTARY

                  MainStay VP Series Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in Baltimore, Maryland (formerly New York Life MFA Series Fund, Inc. and hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Corporation is authorized to issue five billion(5,000,000,000) shares of stock, one cent ($0.01) par value per share, with an aggregate par value of fifty million dollars ($50,000,000), 3.5 billion of which have been previously issued and classified.

                  SECOND: Pursuant to the authority granted to the Board of Directors of the Corporation (the "Board of Directors") in Sections (1) and (2) of Article Fifth of the Corporation's Charter, the Board of Directors, by resolutions adopted by the Board of Directors at a meeting duly convened and held on February 13, 2001, has classified, established and designated 800,000,000 shares of the Corporation's authorized and unissued stock into the classes (or "series") of common stock listed below, in the amounts indicated for each class (or "series"):

         Name of Class                                          Number of Shares
         -------------                                          ----------------
         MainStay VP Mid Cap Growth Portfolio                     200,000,000
         MainStay VP Mid Cap Core Portfolio                       200,000,000
         MainStay VP Small Cap Growth Portfolio                   200,000,000
         MainStay VP Equity Income Portfolio                      200,000,000

                  THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each of said classes are as set forth in Articles Fifth and Sixth of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to shares of the Corporation generally.

                  FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

                  FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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                  IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ___ of February, 2001.

ATTEST:                                          Mainstay VP Series Fund, Inc.





_____________________________               By:_______________________
Secretary                                        Ann F. Pollack
                                                 President